EXHIBIT 10.8

July 10, 2013

J. Duncan Higgons

21 College Road

Wellesley, MA 02482

Dear Duncan:

This letter agreement (this “Offer Letter”) is extended to you by Agios Pharmaceuticals, Inc. (the “Company”), and it amends and restates the letter agreement (the “Old Offer Letter”), dated as of April 17, 2009, entered into between the Company and you. This Offer Letter supersedes the Old Offer Letter in its entirety, and the Old Offer Letter shall no longer be of any force or effect.

As the Chief Operating Officer of the Company, you will receive a semi-monthly salary of $14,583.67, which is equivalent to $350,008.08 annually. All salary payments will be made in accordance with the Company’s regular payroll practice and will be subject to legally required tax withholding.

Upon a Change of Control (as defined below), the vesting of the options, restricted stock and/or other stock-based equity awards held by you (collectively “Shares”) shall be accelerated in part, such that 75% of the then unvested Shares shall immediately vest. The remaining 25% of the unvested Shares shall vest according to the schedule (i.e., with fewer Shares vesting over the same time period) set forth in the applicable stock option agreement, restricted stock agreement or other similar equity agreement (collectively, “Equity Agreements”). If, upon or within 18-months following a Change of Control, your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), the vesting of your Shares shall accelerate in full, such that all of your Shares shall immediately vest as of the date of such termination of employment. For purposes of this Offer Letter, “Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets).

You are eligible to participate in all of the Company’s benefits plans. In addition, as a member of the senior management team, you are entitled to any policies of the Company generally applicable to members of senior management. You will accrue three weeks paid vacation each year and receive 11 paid holidays annually in accordance with the company holiday schedule.

38 Sidney Street, Suite 2 — Cambridge, MA 02139

Main: 617.649.8600 — Fax: 617.649.8799

www.agios.com

This Offer Letter is not intended to create or constitute an employment agreement or contract between you and the Company. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason.

Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated at any time by the Company without Cause or by you for Good Reason (a) the Company will continue to pay you your then-current base salary payable in accordance with the Company’s regular payroll practice for a period of twelve (12) months commencing on the Payment Date (as defined below), (b) you will receive your annual incentive bonus to the extent otherwise payable during such 12-month period payable in a lump sum when annual incentive bonuses are paid to other members of senior management of the Company but, in any event, no later than March 15 of the year following the year in which the Board of Directors (or its designee) approves the payment of such bonuses to members of senior management of the Company, (c) you will be entitled to 12 months of continuation of health and dental insurance consistent with the current plans provided by the Company and payable in accordance with the Company’s regular payroll practice with respect to benefits and (d) if such termination occurs prior to a Change of Control, the vesting of your Shares shall be accelerated in part, such that a number of Shares equal to 25% of the original number of Shares subject to each of your Equity Agreements shall immediately vest (or if the number of unvested Shares subject to any such Equity Agreement is less than 25% of the original award subject to such Equity Agreement, then all remaining unvested Shares subject to such Equity Agreement shall immediately become fully vested). No severance payments or acceleration of vesting shall be paid under this Offer Letter unless you first execute and do not revoke a waiver and release within 45 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company. The severance payments and acceleration of vesting shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 45th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

For the purposes of this Offer Letter, the Company shall have “Cause” for termination upon: (a) a finding by the Company’s Board of Directors, in its reasonable discretion, that you have engaged in dishonesty, misconduct or gross negligence; (b) the conviction of you, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; or (c) a material breach of any agreement between you and the Company.

For purposes of this Offer Letter, “Good Reason” shall mean the occurrence of any of the following events without your prior written consent:

(a)	a material diminution in your base compensation;

(b)	a material diminution in your authority, duties or responsibilities (this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company); or

(c)	a material change in geographic location at which you perform services (if your new one-way commute is more than thirty five (35) miles greater than your one-way commute prior to the change in your principal work location, regardless of whether you receive an offer of relocation benefits, such change shall be deemed material hereunder);

provided, however, that no such event or condition shall constitute Good Reason unless (x) you give the Company a written notice of termination for Good Reason not more than 30 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) your termination of employment occurs within two months following the Company’s receipt of such notice.

Any severance payments or benefits provided to you pursuant to this Offer Letter shall begin only after the date of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended or replaced) (the “Code”), which occurs on or after date of the termination of your employment, and shall be subject to the following provisions:

(i) It is intended that each installment of the severance payments and benefits shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance and benefits payments shall be made on the dates and terms set forth in this Offer Letter.

(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(A) Each installment of the severance payments and benefits, that, in accordance with the dates and terms set forth in this Offer Letter, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in this Offer Letter; and

(B) Each installment of the severance payments and benefits that is not described in clause (iii)(A) above and that would, absent this clause (B), be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Offer Letter; provided, however, that the preceding provisions of this clause (B) shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1 (b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

(iv) The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-I(h). Solely for purposes of this paragraph (iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v) All reimbursements and in-kind benefits provided under this Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi) Notwithstanding any other provision of this Offer Letter, the Company shall have no liability to you or to any other person if any provisions of this Offer Letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

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Please acknowledge your agreement to the foregoing terms and conditions of your employment by returning a signed copy of this Offer Letter.

Best regards,

/s/ Dr. David Schenkein, M.D.

Dr. David Schenkein, M.D.

Chief Executive Officer

Agios Pharmaceuticals, Inc.

ACKNOWLEDGED AND AGREED:

Signature:

/s/ J. Ducan Higgons	July 10, 2013
J. Duncan Higgons	Date